EXHIBIT 10.31

TRUEBLUE, INC.
PERFORMANCE SHARE UNIT GRANT NOTICE
(“Grant Notice”)
(TrueBlue 2016 Omnibus Incentive Plan as Amended and Restated)

TrueBlue, Inc. (the “Company”), pursuant to its TrueBlue 2016 Omnibus Incentive Plan as Amended and Restated (the “Plan”), grants to Participant named below, as of the Date of Grant, the number of performance share units (“Performance Share Units,” “PSUs,” or “Units”) set forth below (the “Award”). Each Performance Share Unit granted represents the contingent right to receive one share of the Company’s common stock (“Share”). The PSUs granted hereunder are subject to the terms and conditions in this Grant Notice and the terms of the Plan, which is incorporated by reference herein in its entirety. Copies of the Plan are available upon request.

Participant: «Full_Name»
Target Number of Performance Share Units Granted: «Units» (“Target PSUs”)
Date of Grant: March 10, 2023
Performance Period: Fiscal Years 2023 through 2025
Grant Notice Confirmation Date: May 10, 2023

1.    VESTING TERMS: Performance Vesting. The PSUs will vest, if and as provided below, two days after the disclosure of earnings for the final fiscal year of the Performance Period. The number of PSUs under the Award that actually vest and that will be settled shall be determined pursuant to a two-step process: (i) first the maximum number of PSUs that are eligible to vest shall be determined as provided in Section 1(a) below, on the basis of the level at which the performance metric specified on the attached Schedule I is actually attained, and (ii) then the maximum number of these PSUs (calculated under clause (i)) that will actually vest shall be determined on the basis of the Participant’s completion of the requirements set forth in Section 1(b) below. The number of PSUs that vest are referred to as the “Vested PSUs”.

(a)    Performance Determination. The attached Schedule I specifies the performance metric required to be attained during the Performance Period in order for the PSUs to become eligible to vest. As soon as reasonably practicable following the end of the Performance Period, the Compensation Committee of the Board of Directors of the Company (the “Committee”) shall determine in its sole discretion the attainment level of the performance metric. On the basis of the determined level of attainment of the performance metric, the Target PSUs will be multiplied by the applicable percentage determined in accordance with the performance matrix set forth in Schedule 1. The number of PSUs resulting from such determination shall constitute that maximum number of PSUs in which the Participant may vest under this Award (the “Earned PSUs”);

(b)    Continual Employment. Subject to this Grant Notice and any specific terms contained in Participant’s employment agreement, a number of PSUs will vest based on the achievement of the performance metrics detailed in the attached Schedule I of this Grant Notice, so long as the Participant is an active employee of the Company.

2.    ISSUANCE OF SHARES OF STOCK: As soon as practicable following each vesting date (but in no event later than thirty (30) days after the vesting date and in all cases by the earlier of the March 15th following the applicable vesting date and the March 15th following the end of the Performance Period), the Company shall issue to the Participant, on a one-for-one basis, a number of Shares equal to the number of Vested PSUs, provided in each case that Participant has satisfied its tax withholding obligations with respect to such vesting as described below (the “Settlement Date”). Shares, in a number equal to the number of Vested PSUs, will be issued by the Company in the name of Participant by electronic book-entry transfer or credit of such shares to Participant’s account maintained with such brokerage firm or other custodian as the Company determines. Participant shall thereafter have all the rights of a stockholder of the Company with respect to such Shares.

3.    VESTING AND FORFEITURE OF PERFORMANCE SHARE UNITS.

(a)    Termination of Employment.

(i)    If you are terminated with Cause by the Company, or its subsidiaries or affiliates, or you terminate your employment with the Company, or its subsidiaries or affiliates, without Good Reason all vesting in Units will cease and any Units which are not vested shall be forfeited and ownership of such Units shall return to the Company on your employment termination date.
PSU Grant Notice 2023

(ii)    For the purposes of determining the vesting of Units only, if you are terminated by the Company, or its subsidiaries or affiliates, without Cause, or you terminate your employment with the Company, or its subsidiaries or affiliates, for Good Reason, or if your employment with the Company, or its subsidiaries or affiliates, terminates by reason of death, disability, or retirement, you will receive that number of Vested PSUs at the completion of the Performance Period that are earned pursuant to the performance vesting provisions set forth in this Grant Notice and on Schedule I hereto, pro-rated based on the portion of the Performance Period you were employed, as increased by any period of accelerated vesting to which you are entitled in your employment agreements, if any. Any such pro-rated number of Vested PSUs will be settled in Shares in accordance with Section 2.

(b)    Change in Control. If there is a Change in Control (as defined your Change in Control Agreement) while you are employed by the Company or any subsidiary or affiliate of the Company, and you are terminated without Cause or you are terminated for Good Reason (each as defined in your Change in Control Agreement) before the third anniversary of such Change in Control, your Units shall become immediately 100% vested at the target levels upon such Change in Control, provided that the Committee shall have the discretion to determine that the performance metric shall be deemed to have been performed at the maximum level. In determining the extent to which the performance targets have been satisfied, the Committee shall make reasonable adjustment for the unbudgeted impact of: (i) asset write-downs or impairment charges; (ii) litigation or claim costs, judgments, or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) restatements occurring as a result of errors that arise from events other than fraud or failures in performance; (v) accruals for reorganization and restructuring programs; (vi) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vii) acquisitions or divestitures; and (viii) foreign exchange gains and losses.

(c)    Retirement. If you retire (voluntarily terminate your employment) from the Company and are (i) at least 55 years of age, and (ii) have completed 10 years of service to the Company, then the PSU awards that are payable after the last day of employment will be prorated based on the number of days worked during the Performance Period. PSU awards will be paid at the regularly scheduled payout date, post-employment, at this prorated amount.

4.    DIVIDEND EQUIVALENTS. In addition to the PSUs, the Company hereby grants to Participant, with respect to each Vested PSU, an amount equal to the cash dividend the Company pays on each Share between the Date of Grant and the Settlement Date (each a “Dividend Equivalent Amount”). Following the Date of Grant, the Company will establish a bookkeeping account (a “Dividend Equivalent Account”) and credit the Dividend Equivalent Amounts to such account through the Settlement Date. On the Settlement Date, the balance in your Dividend Equivalent Account shall be converted into an additional number of Vested PSUs determined by dividing the balance of the Dividend Equivalent Account by the Fair Market Value of a Share on the Settlement Date, rounded up or down to the nearest whole number. Your Dividend Equivalent Account will be subject to the same conditions as the underlying PSUs with respect to which Dividend Equivalent Amounts were paid, including, without limitation, the vesting conditions and the provisions governing time and form of settlement applicable to the underlying PSUs. Unless expressly provided otherwise, as used elsewhere in this Grant Notice, “PSUs” shall include any Dividend Equivalent Amounts payable on such PSUs under this Grant Notice.

5.    NUMBER OF SHARES OF PERFORMANCE SHARE UNITS. The number of Units referenced in your Grant Notice may be adjusted from time to time for changes in the Company’s capital structure at the Board’s sole discretion, as provided in the Plan.

6.    OWNERSHIP AND TAXATION UPON VESTING IN PERFORMANCE SHARE UNITS.

(a)    Until you vest in your Units, the Units shall be held by the Company on your behalf. Your ownership of the Units shall be evidenced by an appropriate entry on the books of the Company or of a duly authorized agent of the Company, or other appropriate means as determined by the Company. In the event ownership of Company common stock is prohibited due to foreign exchange, securities regulations, or other provisions of applicable law, you, or in the event of your death, your legal representative, shall receive cash proceeds in an amount equal to the value of the shares of common stock otherwise distributable to you upon vesting of the Units, net of the satisfaction of the requirements of Section 6(b) below.

(b)    You shall pay, or make adequate arrangements satisfactory to the Company to pay, any sums required to satisfy the federal, state, local, and foreign tax withholding obligations of the Company or its
PSU Grant Notice 2023

subsidiaries or affiliates, if any, which arise in connection with your vesting in or settlement of the Units. You hereby authorize the Company (or a subsidiary or affiliate of the Company that employs you), to withhold from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, sums to satisfy the required tax withholdings. Alternatively, or in addition, if permissible under local law, the Company may (i) sell or arrange for the sale of a portion of the earned shares to satisfy the withholding obligation and/or (ii) reclaim ownership of a portion of the Units, provided that the Company shall retake ownership in only the amount of shares necessary to satisfy the minimum withholding amount. You shall pay to the Company (or the subsidiary or affiliate of the Company that employs you) any amount needed to pay the tax withholding obligations that cannot be satisfied by the means previously described.

(c)    Until your Units are converted to Shares and are evidenced by a stock certificate, appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company, or other appropriate means, you shall have no right to vote or receive dividends or any other rights as a shareholder with respect to such Units. No adjustment will be made for a dividend or other right for which the record date is prior to the date you are recorded as the owner of the Shares, unless the Committee provides you with a dividend equivalent right pursuant to the Plan

(d)    By accepting the Grant Notice through accepting the PSU grant at the Merrill Lynch website, you agree not to sell any of the Shares in which you become vested at a time when applicable laws or Company policies prohibit a sale.

(e)    All Units are only convertible into Shares. At the time of vesting and converting of Units into Shares, you have no right to convert any Unit directly into cash. After Units have been converted into Shares, you may sell, trade, or otherwise dispose of such Shares as you wish, subject to applicable laws, rules, and agreements regarding such Shares.

7.    TRANSFERABILITY. Your right in the Units awarded under this PSU grant and any interest therein may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution, prior to the settlement of such Units.

8.    PERFORMANCE SHARE UNIT AWARD IS NOT A SERVICE CONTRACT. Your award of Units is not an employment or service contract, and nothing in your award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or a subsidiary or affiliate of the Company, or any obligation on the part of the Company or a subsidiary or affiliate of the Company to continue your employment. In addition, nothing in your award shall obligate the Company or a subsidiary or affiliate of the Company, their respective shareholders, boards of directors, officers, or employees to continue any relationship that you might have as a Director or Consultant for the Company or a subsidiary or affiliate of the Company.

9.    GOVERNING PLAN DOCUMENT. Your Units award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your award and is further subject to all interpretations, amendments, rules, and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the terms of an employment agreement, Change in Control Agreement, this Grant Notice, and the Plan, the documents shall govern in the order listed herein, to the extent permitted by the terms of the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, Participant’s employment agreement, and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the PSU granted hereunder and supersede all prior oral and written agreements on that subject. Establishing a brokerage account as set forth below and/or accepting the PSU granted hereunder shall constitute agreement to the terms above and any other referenced terms.

10.    ACKNOWLEDGEMENTS: Unless Participant contacts the Company’s Chief Legal Officer’s office in writing within 30 days of the date of this Grant Notice, Participant acknowledges receipt of, and understands and agrees to, this Grant Notice and understands that a copy of the Plan is available upon request.

11.    STOCKHOLDER RIGHTS. You will not be deemed to be the holder of and will not have any of the rights of a holder or owner of any Shares represented by your Units until your Units have been earned and converted into Shares and ownership of such Shares is evidenced as set forth in Section 2 above. Units do not make you eligible to receive any dividends, voting powers, or any other shareholder rights associated with Shares.

12.    GOLDEN PARACHUTE TAXES. In the event that any amounts paid or deemed paid to you in connection with the Units are deemed to constitute “excess parachute payments” as defined in Code Section 280G (taking into account any other payments made to you under the Plan and any other compensation paid or deemed paid to you), or if you are deemed to receive an “excess parachute payment” by reason of the acceleration of vesting of your Units granted under
PSU Grant Notice 2023

the Plan due to a Change in Control (as defined in the Change in Control Agreement) or a Corporate Transaction (as defined in the Plan), the amount of such payments or deemed payments shall be reduced (or, alternatively, the number of Performance Share Units that become 100% earned shall be reduced), so that no such payments or deemed payments shall constitute excess parachute payments. The determination of whether a payment or deemed payment constitutes an excess parachute payment shall be in the sole discretion of the Company’s Board.

13.    CODE SECTION 409A. This award shall be interpreted in such a manner that all provisions relating to the settlement of the award are exempt from the requirements of Code Section 409A as “short-term deferrals” as described in Code Section 409A. This award and payments made pursuant to this Grant Notice and the Plan are intended to qualify for an exemption from or comply with Code Section 409A. Notwithstanding any other provision in this Grant Notice and the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Grant Notice and/or the Plan so that the RSUs granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the RSUs shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the RSUs. Nothing in this Grant Notice or the Plan shall provide a basis for any person to take action against the Company or any Subsidiary or Affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or Award made under this Grant Notice, and neither the Company nor any of its Subsidiaries or Affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Grant Notice.

14.    DATA PRIVACY CONSENT. In order to administer the Plan and to implement or structure future equity grants, the Company and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification numbers, home address, and telephone number, date of birth, and other information that is necessary or desirable for the administration of the Plan (the “Relevant Information”). By receiving the Grant Notice, the Participant (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Participant may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

PSU Grant Notice 2023

TRUEBLUE, INC.
PERFORMANCE SHARE UNIT GRANT NOTICE
Schedule I
(TrueBlue 2016 Omnibus Incentive Plan as Amended and Restated)

Your Performance Share Units (“PSUs”) are not immediately vested. PSUs are earned based upon the Company’s performance on key financial metrics over a three-year period specified in the Grant Notice (“Performance Period”). Except as otherwise set forth in the Grant Notice, the PSUs will vest and be converted into Company common stock based upon the Company meeting certain performance metrics calculated at the completion of the Performance Period, as set forth below. Performance metrics are established by the Compensation Committee of the Board of Directors of the Company (the “Committee”) at the beginning of the Performance Period.

The performance metric during the Performance Period is Return on Equity (“ROE”).

Performance Period Fiscal Years 2023 through 2025(1)		% of Shares Awarded(2)
Maximum	18% ROE	150%
Target	14% ROE	100%
Threshold	8% ROE	25%

(1)    Calculation of ROE for Performance Share Units
a.    ROE is calculated over a three-year Performance Period.
b.    ROE equals Adjusted Net Income divided Equity, each defined below.
c.    Equity is calculated as the average across all 12 quarters of the Performance Period (“Equity”).
d.    Net Income will be calculated using U.S. GAAP and is anticipated to include the impact of acquisitions and may be adjusted to exclude the impact of charges for restructuring, discontinued operations, debt redemption or retirement, asset impairments or write downs, material litigation, or claim judgements or settlements, significant foreign exchange gains and losses, and other unusual non-recurring items, and the cumulative effects of tax or accounting changes (“Adjusted Net Income”).

(2)    Award levels will be extrapolated based on straight-line interpolation between levels beginning at the threshold level.
PSU Grant Notice 2023